DT Industries, Inc.
                                                          1949 E. Sunshine
                                                          Suite 2-300
                                                          Springfield, MO  65804
                                                          Nasdaq:  DTII


At the Company:                          At The Financial Relations Board:
Bruce P. Erdel                           Karl Plath              Bill Schmidle
Vice President, Finance                  General Information     Analyst Contact
417/890-0102                             312/640-6738            312/640-6753


FOR IMMEDIATE RELEASE



            DT INDUSTRIES EXPECTS 2ND-QTR EPS OF 10 CENTS - 12 CENTS


     SPRINGFIELD, Mo., January 14, 1999--DT Industries, Inc. (Nasdaq: DTII), today announced that it expects to report second-quarter earnings of 10 cents to 12 cents per diluted share. Order activity continued to be soft and below expectations during the quarter and continuing cost overruns at some divisions adversely affected margin performance. Net sales are expected to be about $110 million, with orders approximating $95 million. That compares with diluted EPS of 66 cents and net sales of $132.4 million a year earlier.

     DT Industries expects to report actual results for the second quarter ended December 27, 1998, during the second week in February.

     "Revenues in the quarter were less than expectations as we continued to be affected by delays in orders from several significant Automation Group customers," said Stephen J. Gore, president and chief executive officer, "Additionally, some projects in the September backlog experienced unexpected delays during the quarter affecting second quarter revenue recognition. We believe these delays are primarily the result of customer product development issues that they feel will be resolved in the near future.

     "We also have experienced considerable--and unacceptable--cost overruns and revenue shortfalls in the Plastics division of our Packaging Group," Gore said. "We have restructured the management team to accelerate implementation of project management procedures we believe are necessary to turn this operation around." Gore noted that the Plastics division, since being acquired by DT Industries in 1993, has nearly doubled in size with a growing complexity in the type of equipment it delivers.

     Gross margins in the quarter were also adversely  affected by cost overruns
at  certain   Automation  Group  facilities  as  well  as  lower   manufacturing
efficiencies resulting from the decreased level of manufacturing activity.

     "At the facilities where cost overruns have occurred, we are thoroughly analyzing the circumstances and are implementing appropriate action plans to correct deficiencies," Gore said. "These issues have our highest attention. Corporate and group level personnel have been directly assigned to assist in this process. As we have demonstrated in the past, we aggressively address these issues and take what we believe are the appropriate actions.

     "We are disappointed in our second quarter results," Gore said. "We remain cautiously optimistic that strong order prospects in the coming months, as well as operational changes, will lead to improved operating results in future quarters. It is difficult, however, to project the timing of the release of specific major projects."

     DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

     Certain statements included herein that are not historical, particularly statements about the company's expectations or beliefs, are forward-looking statements. The company's actual results for current or future periods could differ materially from the expected results because of a variety of factors, including economic downturns in industries served, delays or cancellations of customer orders, delays in shipping dates of products, cost overruns on certain projects, currency exchange fluctuations and other factors described in the company's filings with the U.S. Securities and Exchange Commission.

          For further information on DT Industries by fax, at no cost, dial 1-800- PRO-INFO and use ticker symbol "DTII."